Exhibit 99.2

CONTACT:

Frontier Media Relations

720-374-4560

Email: Media@flyfrontier.com

Frontier Investor Relations

(720) 374-2907

Email: Investor@flyfrontier.com

FRONTIER AIRLINES FILES FOR CHAPTER 11 REORGANIZATION;

NORMAL OPERATIONS CONTINUING AND UNAFFECTED

–    Frontier Airlines and Subsidiaries Will Continue to Operate Complete Flight Schedule, Honor All Tickets and Reservations, Maintain EarlyReturns Frequent Flyer Program, and Provide Pay and Benefits to Employees –

DENVER, CO, April 10, 2008 – Frontier Airlines Holdings, Inc. (NASDAQ:FRNT) today announced that, following an unexpected attempt by its principal credit card processor to substantially increase a “holdback” of customer receipts, which threatened to severely impact Frontier’s liquidity, Frontier and its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Frontier intends to continue normal business operations today and throughout its reorganization process. Specifically, it expects to continue to:

•                  Operate its full schedule of flights;

•                  Honor tickets and reservations and provide refunds and exchanges as usual;

•                  Maintain its EarlyReturns frequent flyer program and other award-winning customer service programs;

•                  Provide employee wages, healthcare coverage, vacation, sick leave and similar benefits without interruption; and,

•                  Pay suppliers for goods and services received during the reorganization process.

“Frontier is committed to delivering exceptional customer service and we intend to continue delivering on that promise with normal operations throughout our reorganization process,” said Sean Menke, Frontier President and CEO. “To be clear, we filed for very different reasons than those of other recent carriers, and our customers and employees can be confident that we intend to keep on flying and providing outstanding service and products.

“Given the recent progress we have made towards strengthening our balance sheet and obtaining additional financing, it is truly unfortunate that we have had to take this action,” Menke said. “We felt that Frontier would be able to withstand the challenges confronting the U.S. airline industry, which include unprecedented and significant increases in the cost of jet fuel and the impact of the credit crisis in the financial markets, without seeking bankruptcy protection. Frontier has continued to perform relatively well in this difficult environment, and contrary to the trend, we have not seen a decrease in consumer demand, as demonstrated by our record traffic and revenue in March. Unfortunately, our principal credit card processor, very recently and unexpectedly informed us that, beginning on April 11, it intended to start withholding significant proceeds received from the sale of Frontier tickets. This change in established practices would have represented a material change to our cash forecasts and business plan. Unchecked, it would have put severe restraints on Frontier’s liquidity and would have made it impossible for us to continue normal operations. The automatic stay provision of the bankruptcy code prohibits the credit card processor from increasing its holdback, and we are prepared to litigate this issue if necessary.

“By filing for Chapter 11, we will now have the time and legal protection necessary to obtain additional financing and enhance our liquidity. Fortunately, we believe that we currently have adequate cash on hand to meet our operating needs while we take steps to further strengthen our company.”

Frontier’s Chapter 11 cases were filed today in U.S. Bankruptcy Court for the Southern District of New York. Frontier is filing motions with the Court seeking interim relief that will ensure the Company’s continued ability to conduct normal operations, including the ability to:

•                  Provide employee wages, healthcare coverage, vacation, sick leave and similar benefits without interruption.

•                  Honor pre-petition obligations to customers and continue customer programs including its EarlyReturns frequent-flyer program.

•                  Pay for fuel under existing fuel supply contracts, and honor existing fuel supply, distribution and storage agreements.

•                  Assume contracts relating to interline agreements with other airlines.

•                  Pay pre-petition obligations to foreign vendors, foreign service providers and foreign governments.

•                  Continue maintenance of existing bank accounts and existing cash management systems.

•                  Use its existing cash on hand to fund post-petition obligations.

Frontier’s principal bankruptcy counsel is Davis Polk & Wardwell.

More information about Frontier’s Chapter 11 filing is available on the Internet at frontierairlines.com/restructure. Court filings and claims information are available at http://Chapter11.epiqsystems.com/frontier.

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 14th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 6,000 aviation professionals. Frontier Airline’s mainline operation has 62 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines’ mainline operations offers 24 channels of DIRECTV® service in every seatback along with a comfortable all coach configuration. In conjunction with its regional jet fleet, operated by Republic Airlines, and a fleet of ten Bombardier Q-400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes linking its Denver hub to 70 destinations, including 62 U.S. cities in 36 states spanning the nation from coast to coast; six cities in Mexico; one in Canada and one in Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company’s expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended March 31, 2007.

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